Exhibit 1.01

Conflict Minerals Report of Ascena Retail Group, Inc.

In Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

For the Year Ending December 31, 2015

This Conflict Minerals Report was prepared by Ascena Retail Group, Inc., on behalf of itself and its subsidiary brands (collectively, “Ascena” or the “Company”) for calendar year 2015 pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”).

1.	Introduction

This Conflict Minerals Report (“CMR”) describes Ascena’s due diligence process conducted pursuant to the requirements of Rule 13p-1 and Form SD. Capitalized terms used and not otherwise defined in this CMR have the meanings contained in the Form SD of which it is a part.

2.	Conflict Minerals Policy

The Company has established a policy relating to the responsible sourcing of Conflict Minerals by its suppliers (the “Conflict Minerals Policy”). The Conflict Minerals Policy is available at www.ascenaretail.com, under “for investors”, accessible through the “Investor Relations Menu”, under the “Corporate Governance” tab.

The Conflict Mineral Policy indicates that the Company is dedicated to working with its suppliers to increase transparency regarding the origin of minerals contained in its products. The Conflict Minerals Policy states that the Company expects its suppliers to:

•	Avoid the use of Conflict Minerals that may finance directly or benefit armed groups in the Democratic Republic of the Congo (“DRC”) and adjoining countries.
•	Participate fully in the Company’s inquiry regarding their use of Conflict Minerals, including providing complete, accurate and timely responses to surveys and other inquiries submitted by or on behalf of the Company.

The Conflict Mineral Policy states that the Company supports the humanitarian goal of ending the illegal trade of Conflict Minerals originating in the DRC and adjoining countries. The Conflict Minerals Policy is intended to encourage responsible sourcing from the DRC region.

3.	Product Description and Identified Smelters

Ascena and its subsidiary brands does not directly source Conflict Minerals from mines, smelters or refiners, and in most cases are many levels removed from these vendors. However, Ascena and its subsidiary brands contract to manufacture products that contain tin and/or gold, such as apparel, accessories, footwear, and jewelry. Ascena conducted an analysis of its products and found that small quantities of tin and/or gold present in some of its brands’ products. Most of the materials content are not 3TG metals.

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The Company endeavored to determine the mine or location of origin of the necessary Conflict Minerals contained in its in-scope products by requesting that the suppliers provide it with a completed Conflict Minerals Reporting Template and through other measures described in this Conflict Minerals Report and the Form SD of which it is a part. Suppliers were requested to use the Conflict-Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template version 4.0 or higher (“CMRT”) to identify 3TG smelters or refiners (“SORs”) and associated countries of origin.

Below is a summary of verified (as of February 28, 2016) SORs identified by the suppliers during Ascena’s RCOI and due diligence. Not all of the included SORs may have processed the necessary 3TG metals contained in Ascena’s in-scope products, since some suppliers reported at a “company level,” meaning that they reported the 3TG metals contained in all of their products, not just those in the products that they sold to Ascena. Some suppliers also may have reported SORs that were not in Ascena’s supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the SORs below may not include all of the SORs in Ascena’s supply chain, since some suppliers did not identify all of their SORs and because not all suppliers responded to Ascena’s inquiries.

SOR / Facility Name	Country Location [3]	Compliance Status[4]
Gold
Argor-Heraeus SA	Switzerland	CFSI/LBMA
Chimet S.p.A.	Italy	CFSI/LBMA
Jiangxi Copper Co., Limited	China	CFSI/LBMA
LS-Nikko Copper Inc.	Republic of Korea	CFSI
Metalor Technologies (Hong Kong) Ltd.	China	CFSI/LBMA
Metalor Technologies SA	Switzerland	CFSI/LBMA
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CFSI
Sichuan Tianze Precious Metals Co., Ltd.	China	CFSI/LBMA
The Refinery of Shandong Gold Mining Co., Ltd.	China	CFSI/LBMA
Western Australian Mint trading as The Perth Mint	Australia	CFSI/LBMA
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CFSI/LBMA
Zijin Mining Group Co., Ltd. Gold Refinery	China	CFSI/LBMA

Tin
Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CFSI
Jiangxi Ketai Advanced Material Co., Ltd.	China	CFSI
Malaysia Smelting Corporation (“MSC”)	Malaysia	CFSI
Mitsubishi Materials Corporation	Japan	CFSI
Yunnan Tin Group Company, Limited.	China	CFSI

3 “Country Location” is the country location of the smelter or refiner and is based solely on information made publicly available by the CFSI without independent verification by us.

4 Certifications are by the following: the CFSI’s Conflict-Free Smelter Program and the LBMA Good Delivery Program.

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Tungsten
None Provided
Tantalum
None Provided

Countries of Origin for SORs are believed to include:

The countries of origin of the Conflict Minerals processed by the compliant SORs listed above may have included the countries listed below.

The listed countries of origin are derived from information made available by the CFSI to its members. Except for the DRC, the CFSI does not indicate individual countries of origin of the Conflict Minerals processed by compliant SORs. Instead, the CFSI indicates country of origin by category. In addition, for some of the SORs listed above, origin information is not disclosed. Compliant SORs listed above were in each of the categories below:

L1 - Countries that are not identified as conflict regions or plausible areas of smuggling or export of from these regions of Conflict Minerals: Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Cambodia, Canada, Chile, China, Colombia, Cote d'Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Lao, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam and Zimbabwe.

L2 - Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing Conflict Minerals: Kenya, Mozambique and South Africa.

L3 - The DRC and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, United Republic of Tanzania and Zambia.

DRC - The Democratic Republic of the Congo.

In addition, according to information made available by the CFSI to its members, one of the SORs listed above processed Conflict Minerals originating from both recycled and scrap content and newly mined content from one or more of the regions indicated above.

4.	Design of Due Diligence Measures

Ascena’s due diligence process is based on the Organisation for Economic Co-operation and Development’s (“OECD’s”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the accompanying Supplements (collectively, the “OECD Guidance”).5

5 OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold 2016, available at http://www.oecd.org/daf/inv/mne/OECD-Due-Diligence-Guidance-Minerals-Edition3.pdf.

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5.	Future Efforts to Mitigate Risk

The Company intends to continuously improve upon its supply chain due diligence efforts to mitigate the risk that Conflict Minerals sourced for its brands’ products benefit armed groups in the Covered Countries, by implementing the following measures:

•	Maintain and refine Ascena’s conflict minerals policy. Ascena’s Conflict Minerals Policy is available at www.ascenaretail.com, under “for investors”, accessible through the “Investor Relations Menu”, under the “Corporate Governance” tab.

o	By reviewing Ascena’s Conflict Minerals Policy annually.

•	Incorporate Ascena’s Conflict Minerals Policy in its vendor on-boarding process, for which an e-learning tool is made available.

•	Maintain an internal cross-functional team with members from Sourcing, Compliance, Finance, Internal Audit and Legal Departments.

•	Utilizing internal and external resources, implement internal process and contractual measures in order to strengthen engagement with suppliers.

•	Communicate the Company’s expectations that suppliers will provide accurate and complete information about the SORs in their supply chains that process Conflict Minerals.

•	Maintain a grievance mechanism.

o	Grievances relating to the sourcing of Conflict Minerals contained in the Company’s products can be reported by calling the Company’s Hotline, by web or by email/mail.

•	Continue to require suppliers to identify SORs in the supply chain.

•	Continue membership with CFSI for greater visibility to SORs data.

o	CFSI membership provides additional SORs information (i.e., aliases and ineligible SORs), a mechanism to investigate unverified SORs and benchmarking data to its members.

•	Maintain a strategy (i.e., corrective action plan and escalation plan) to respond to supply chain risks.

o	By directing suppliers to training resource materials, engaging with suppliers that have been found sourcing Conflict Minerals from Covered Countries that did not originate from a certified SOR, and working with suppliers to use the most current version of the CMRT and require smelter identifications numbers.

•	Report risk management findings to senior management.

•	Continue to compare RCOI results to information collected via independent validation programs such as the CFSI Conflict-Free Smelter Program.

•	Report Annually on Supply Chain Due Diligence. This Form SD and CMR contained herein are available at www.ascenaretail.com, under “for investors”, through the “Investor Relations Menu”, under the “SEC” tab.

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6.	Independent Private Sector Audit

This CMR is not audited, as a private sector audit is not required under Rule 13p-1.

7.	Forward-Looking Statements

This document contained forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary Conflict Minerals benefit armed groups (as defined in Rule 13p-1).

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the continued implementation of satisfactory compliance measures by our direct suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals and (3) political and regulatory developments, whether in the Covered Countries, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.

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